Exhibit 10.12

Master Intercompany Shared Services Agreement

This Master Intercompany Shared Services Agreement (this “Agreement”), dated effective as of January 1, 2019 (the “Effective Time”), is by and between Strathspey Crown Limited, LLC (the “Company”) and Alphaeon Corporation, an affiliate of the Company (“Alphaeon”).

WHEREAS, the Company is a related party of Alphaeon;

WHEREAS, Alphaeon wishes to engage the Company to provide certain management and administrative support services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Alphaeon (hereinafter, collectively the “Parties”, or each, individually, a “Party”) agree as follows:

1.Provision of Services.  Upon the terms and subject to the conditions contained herein, the Company hereby agrees to provide to Alphaeon the services (“Administrative Services”) set forth on Schedule I. Each of the Administrative Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein.  Upon the terms and subject to the conditions contained herein, Alphaeon may request additional or new services by providing written notice.  Upon the mutual agreement of the Parties as to the nature, cost, duration and scope of such additional services, Schedules I and II shall be supplemented to include such additional services and the charges related thereto.  Either Party may, upon not less than 60 days prior written notice, elect to discontinue any individual Administrative Service from time to time.  In the event of any termination with respect to one or more, but less than all, of the Administrative Services, this Agreement shall continue in full force and effect with respect to any remaining Administrative Services.  Schedules I and II shall be supplemented to reflect the termination of any such Administrative Services.

2.Charges and Payment.

2.1Charges.  Alphaeon agrees to pay the Company for the Administrative Services as provided in Schedule II or at such other rates or amounts that are otherwise mutually agreed to between the Parties (“Charges”).

2.2Payment.

(a)The Company shall submit a statement to Alphaeon no later than 30 days after the end of each calendar month (unless otherwise agreed to by the Parties) with respect to the amount of Charges payable by Alphaeon for such month (a “Statement”) and shall provide a copy of such Statement to Alphaeon’s Chair of the Board. Each Statement shall set forth in reasonable detail Charges incurred in providing the Administrative Services to Alphaeon. Unless Alphaeon disagrees as to the amounts payable, full payment for all Administrative Services as set forth in the Statement (less any applicable withholding taxes) shall be made no later than 30 calendar days following receipt of the Statement. Payment shall be made in U.S. dollars. In the event of any disagreement between the Company and Alphaeon with respect to any Statement or any amounts owed thereunder, the Company and Alphaeon agree to negotiate in good faith to resolve such dispute.

(b)The Company and Alphaeon shall make adjustments to Charges as required to reflect the discovery of errors or omissions or changes in the Charges.

3.Accounting. The Company shall maintain accounting records of all services rendered pursuant to this Agreement and such additional information as Alphaeon may reasonably request for purposes of their internal bookkeeping and accounting operations.

4.Independent Contractor.

4.1No Partnership or Joint Venture. In performing services pursuant to this Agreement, the Company will be an independent contractor of Alphaeon and this Agreement will not be deemed to create a partnership, joint venture or other arrangement between the Parties.

4.2Company Employees. The employees or agents of the Company shall not be deemed or construed to be the employees, agents or partners of Alphaeon for any purposes whatsoever. The Company shall be responsible for all income taxes, unemployment taxes, social security, workers’ compensation, insurance and other taxes, expenses or deductions arising out of the services rendered by the Company or its employees to Alphaeon under this Agreement.

5.Indemnification.  The Company shall indemnify, defend and hold harmless Alphaeon, its affiliates, officers, directors, employees, agents and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by Alphaeon relating to any claim of a third party arising from or in connection with the Company’s performance or non-performance of any covenant, agreement or obligation of the Company hereunder. This Section 5 shall survive any termination or expiration of this Agreement.

6.Limitation of Liability. Notwithstanding any other provision of this Agreement and except for liability caused by the Company’s gross negligence, willful misconduct or bad faith, (i) no Party nor their respective directors, officers, employees and agents, will have any liability to any other Party, or their respective directors, officers, employees and agents, whether based on contract, warranty, tort, strict liability, or any other theory, for any indirect, incidental, consequential, or special damages, and (ii) the Company, as a result of providing an Administrative Service pursuant to this Agreement, shall not be liable to Alphaeon for more than the cost of the Administrative Services related to the claim for damages.

7.Term and Termination.

7.1Term of Services. The term of this Agreement shall be one (1) year beginning as of the Effective Time, provided that such term shall renew automatically for successive terms of one (1) year unless the Company provides notice to Alphaeon that this Agreement shall not be renewed at least 15 days prior to the expiration of any one-year term.

7.2Termination for Convenience.  Either Party may terminate this Agreement, or any part of this Agreement, at any time upon 60 days prior notice to the other Party.

8.General Provisions.

8.1Assignment. Neither Party shall assign or transfer its rights and obligations hereunder in whole or in part without the prior written consent of the other Party.

8.2Successor and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

8.3Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and Alphaeon; provided that any Schedule hereto may be amended by the Company in accordance with Sections 1 and 2 hereof.

8.4No Third-Party Beneficiaries. Except for the right of the Company’s affiliates, officers, directors, employees, agents and representatives to enforce their rights to indemnification under Section 5, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5Cooperation. Alphaeon will provide all information that the Company reasonably requests for performance of services pursuant to this Agreement, and Alphaeon will cooperate with any reasonable request of the Company in connection with the performance of services pursuant to this Agreement.

8.6Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

8.7Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.8Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, County of Orange without regard to the conflict of laws and provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

8.9Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.10Notices. All correspondence or notices required or permitted to be given under this Agreement shall be in writing, in English and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or e-mail (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.10):

If to Company:	Strathspey Crown Limited, LLC 4040 MacArthur Boulevard Suite 310 Newport Beach, CA 92660 Attn: General Partner

If to Alphaeon:	Alphaeon Corporation 4040 MacArthur Boulevard Suite 310 Newport Beach, CA 92660 Attn: President

8.11Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Company and Alphaeon with respect to the subject matter contained herein, and, as of the Effective Time, supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter, including, without limitation, any existing or prior arrangements between Alphaeon and the Company or any affiliate of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first set forth above.

Strathspey Crown Limited, LLC		Alphaeon Corporation

By	/s/ Robert Grant	By	/s/ Vikram Malik

Name:	Robert Grant	Name:	Vikram Malik

Title:	Managing Partner	Title:	President and Acting Corporate Secretary

Date:	August 19, 2019	Date:	August 19, 2019

Schedule i

Schedule of Services

The Administrative Services provided under this Agreement shall include the following as may be requested from time to time:

(a)Support Services.  Support services include technical, sales and marketing, strategic planning, business development, procurement and business support services and assistance.

(b)Legal. Legal services include drafting and reviewing contracts, agreements, patent applications, trademark applications, copyright applications and other documents, maintenance of trademarks, legal consultation and opinions, maintaining corporate books and records, litigation management, regulatory compliance and structuring and other advice for mergers and acquisitions, but shall not include any legal services the provision of which the Company concludes, after consultation with its counsel, could reasonably be expected to create a conflict of interest or violate an ethical rule.

(c)Tax. Tax services include tax support and tax compliance services as may be necessary to ensure that Alphaeon complies with applicable tax laws and tax consulting services relating to research and planning.

(d)Accounting and Financial Statements/Periodic Reports. Accounting services include accounting support services to assist in the maintenance of a system of accounting for Alphaeon and the preparation of audited and unaudited balance sheets, statements of income and results of operations and cash flows.  In addition, accounting services include accounts payable services such as invoice processing, expense report processing, vendor file maintenance and 1099 reporting; accounts receivable services such as credit, collections and cash application; and general ledger accounting services such as GL maintenance, journal entry processing, account reconciliations, month end close financials and fixed asset accounting.  The Company may engage outside accountants in connection with the provision of administrative services relating to the preparation of financial statements and periodic reports, in accordance with applicable corporate policies.

(e)Financial Services.  Financial services include budgeting, forecasting, financial planning and analysis services.

(f)Property Management.  Property management services include support and assistance in connection with the management of any real or leasehold property interests of Alphaeon, including but not limited to base rent, building management, routine maintenance and utilities, property taxes, overhead support, interior design and space planning and mail room.

(g)Government Approvals.  Government approvals services include support services in connection with maintaining compliance with all permits, licenses and governmental approvals necessary or desirable for the conduct of Alphaeon’s business including without limitation preparing any application, filing or notice relating thereto.

(h)Human Resources (“HR”). HR services include providing and making available as necessary all professional, supervisory, managerial, administrative and other personnel as are necessary to perform its obligations hereunder, which personnel may be employees of the Company or any of its affiliates, or third parties. Such personnel shall be qualified and experienced in the duties to which they are assigned. In addition, HR services include but are not limited to payroll administration, check and direct deposit processing, vacation tracking and processing, tax set up, reporting, and compliance, W2 processing, payroll accounting, assistance with staffing and recruitment, training and employee development, and advice and establishment of  policies for employee compensation and benefits.

(i)Information and technology (“IT”). IT services include provision of computer equipment, software development and maintenance and other software or services necessary or appropriate for the conduct of the business of Alphaeon, management and maintenance of IT resources and staffing to support IT needs, management of information security and communications systems, voice and data networks support, WAN and LAN support, website support, database support, server and mainframe support, storage management, disaster recovery, support of core systems, support of workstations, software and configurations, installations, moves, adds, and changes, operational support, electronic software distribution, software and configuration management, remote system management, support of maintenance contracts, equipment and software (including license management and compliance), and organization of an IT helpdesk.

(j)Licenses.  Licenses services include all intellectual property license services and other license services.

(k)Insurance Management. Insurance services include evaluation of insurance needs, policies and risks, management of brokers, placement of coverages, supervision over claims and support of compliance functions.

Schedule iI